Williams Controls Announces Portland Labor Agreement

   PORTLAND, Ore., Aug. 21 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (OTC: WMCO) today announced it has reached a five-year labor agreement with the United Auto Workers local 492 ("UAW") for its Portland facility, ending an eleven month strike that commenced on September 9, 2002. The agreement was ratified by the union membership on Sunday, August 17, 2003. The new agreement will run through August 31, 2008. As part of the agreement, the union and the company have dropped all unfair labor practice claims pertaining to the strike and have agreed to cease filing such claims related to the labor negotiations. Since inception of the strike the Company has been operating the Portland facility and meeting customer requirements with replacement workers. The striking workers that wish to return to work will return on a pre-established orderly basis over a four-month phase in period. The remaining positions will continue to be filled by the replacement workers, who will become members of the union.
   Williams Controls' Board Chairman Gene Goodson stated, "We are very pleased to have this very difficult labor negotiation behind us. This process has been a significant distraction and economically difficult for our union membership." He continued "This contract will help Williams to remain competitive in the marketplace while retaining these jobs in the Portland community."
   Williams Controls is a designer, manufacturer and integrator of sensors and controls for the motor vehicle industry. For more information, you can find Williams Controls on the Internet at www.wmco.com.

   The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, the ability of the Company to successfully identify and implement any strategic alternatives, and an adverse outcome the strike at the Company's Portland, Oregon location. The forward-looking statements contained in this press release speak only as of the date hereof and the company disclaims any intent or obligation to update these forward-looking statements.

SOURCE  Williams Controls, Inc.
   -0-                             08/21/2003
   /CONTACT: Dennis E. Bunday, Executive Vice President and Chief Financial Officer of Williams Controls, Inc., +1-503-684-8600/
   /Web site:  http://www.wmco.com /
   (WMCO)

CO:  Williams Controls, Inc.; United Auto Workers local 492; UAW
ST:  Oregon
IN:  AUT CPR OTC
SU:  LBR